Exhibit (a)(1)(H)

One Equity Partners Affiliate Commences Tender Offer for All Shares of M*Modal

Previously Announced Offer Price of $14.00 Per Share in Cash

Franklin, Tenn. and New York, New York – July 17, 2012 – M*Modal (MModal Inc. – NASDAQ/GS: MODL) and One Equity Partners (OEP), the private investment arm of JP Morgan Chase & Co., today announced that Legend Acquisition Sub, Inc. has commenced the previously announced tender offer for all of the outstanding shares of common stock of M*Modal at a price of $14.00 per share, net to the seller in cash without interest thereon and less any applicable withholding taxes. Legend Acquisition Sub, Inc. and its parent company, Legend Parent, Inc., are controlled by One Equity Partners V, L.P.

On July 2, 2012, M*Modal and OEP announced that M*Modal, Legend Acquisition Sub, Inc. and Legend Parent, Inc. had signed a definitive merger agreement pursuant to which the tender offer would be made. M*Modal’s board of directors has by unanimous vote (other than Mr. Roger L. Davenport, who was not present for the deliberations or the vote) approved the terms of the merger agreement, including the tender offer.

Pursuant to the merger agreement, after completion of the tender offer and the satisfaction or waiver of all conditions, Legend Acquisition Sub, Inc. will merge with and into M*Modal and all outstanding shares of M*Modal’s common stock, other than shares held by Legend Parent, Inc. or Legend Acquisition Sub, Inc. or shares held by M*Modal’s stockholders who have validly demanded appraisal rights under Delaware law, will be cancelled and converted into the right to receive cash equal to the $14.00 offer price per share, net to the seller in cash without interest thereon and less any applicable withholding taxes. In certain cases, the parties have agreed to proceed with a one-step merger transaction if the tender offer is not completed.

Legend Parent, Inc. and Legend Acquisition Sub, Inc. are filing with the U.S. Securities and Exchange Commission (SEC) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the tender offer. Additionally, M*Modal is filing with the SEC today a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of M*Modal’s board of directors that M*Modal’s stockholders tender their shares into the tender offer.

The completion of the tender offer is subject to the receipt by Legend Acquisition Sub, Inc. in the tender offer of at least a majority of the shares of M*Modal’s common stock on a fully diluted basis, the receipt of U.S. antitrust approval under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 and other customary closing conditions. In the event that the minimum tender condition is not met, and in certain other circumstances, the parties have agreed to complete the transaction through a one-step merger after receipt of the approval of the merger agreement by the affirmative vote of a majority of the outstanding shares of M*Modal’s common stock.

The tender offer and withdrawal rights are scheduled to expire at 11:59 p.m., New York City time, on Monday, August 13, 2012, unless extended or earlier terminated in accordance with the merger agreement and applicable law.

About M*Modal

M*Modal is a leading provider of clinical transcription services, clinical documentation workflow solutions, advanced cloud-based Speech UnderstandingTM technology, and advanced unstructured data analytics. Recognized as the largest clinical transcription service in the U.S. with a global network of medical editors, M*Modal also offers voice to text solutions to capture the complete patient story, codifies the doctor’s narrative to automatically populate EHRs and other key healthcare information systems, delivers computer-assisted coding to support ICD-9 and the transition to ICD-10, and provides highly advanced analytical tools for exploring the richness within the “unstructured” narrative for improvements in quality of care, greater physician satisfaction and lower operational costs.

About One Equity Partners

Founded in 2001, OEP currently manages a $10 billion portfolio of proprietary investments and commitments of JP Morgan Chase & Co. By working in partnership with owners and managers, OEP invests in transactions that promote strategic and operating change, creating long-term value. OEP invests globally and has offices in New York, Chicago, Frankfurt, Vienna, Hong Kong and São Paulo. Visit www.oneequitypartners.com for more information.

Forward-Looking Statements

Information provided and statements contained in this press release that are not purely historical, such as statements regarding expectations about the tender offer, regulatory approvals, the expected timing of the completion of the transaction and the ability to complete the transaction considering the various closing conditions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements only speak as of the date of this press release, and M*Modal assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the possibility that the transaction does not close, the risk that business disruption relating to the transaction may be greater than anticipated, the failure to obtain any required financing on favorable terms and other specific risk factors discussed herein and in other releases and public filings made by M*Modal (including filings by M*Modal with the SEC). Although M*Modal believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, M*Modal also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

Important Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of M*Modal or any other securities. Today, affiliates of OEP will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the SEC. Thereafter, M*Modal will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The offer to purchase shares of M*Modal common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. Investors and security holders are urged to read both the tender offer statement (including an offer to purchase, a related letter of transmittal and the other offer documents) and the solicitation/recommendation statement regarding the tender offer, as they may be amended from time to time, when they become available because they will contain important information that should be read carefully before making any decision with respect to the tender offer. The tender offer statement will be filed with the SEC by affiliates of OEP, and the solicitation/recommendation statement will be filed with the SEC by M*Modal. Investors and security holders may obtain a free copy of these statements (when available), the merger agreement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer. In addition, the tender offer statement and related documentation (when available) may be obtained for free by directing such requests to Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, Toll-Free Telephone: (888) 505-6583 or email: MModal@georgeson.com and the solicitation/recommendation statement and related documents (when available) may be obtained for free by directing such requests to M*Modal at Investor Relations, 9009 Carothers Parkway, Suite C-2, Franklin, Tennessee, or ir@mmodal.com.

Contacts

Media Contact:

Randy A. Drawas

M*Modal

(267) 535-6732

Randy.Drawas@MModal.com

Investor Contact:

Tripp Sullivan

Corporate Communications, Inc.

(615) 324-7335

tripp.sullivan@cci-ir.com